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Exhibit (d)(i)

AGREEMENT

        THIS AGREEMENT (this "Agreement") is made and entered into as of this 22nd day of September, 2004, by and among Leeward Capital, L.P., a California limited partnership ("LC"), Leeward Investments, LLC, a California limited liability company ("LI"), Eric P. Von der Porten (together with LC and LI, the "Sellers" and, individually, a "Seller"), and Dover Acquisition Corp., a Delaware corporation (the "Purchaser").

1.
The Offer and Acceptance.

         1.1  Tender Offer. On the date one day following the date hereof, the Purchaser intends to commence a tender offer to purchase all outstanding shares of common stock (the "Shares") of Dover Investments Corporation, a Delaware corporation ("Dover"), not beneficially owned by the Purchaser or its affiliates or stockholders pursuant an Offer to Purchase (the "Offer to Purchase") and related Letter of Transmittal to be filed with the Securities and Exchange Commission ("SEC") on the day of such commencement as exhibits to a Schedule TO and subsequently mailed to the stockholders of Dover (as the same might be amended from time to time, the "Offer"). In the Offer, the Purchaser will offer to purchase tendered Shares for not less than $30.50 per Share in cash (the "Offer Price").

         1.2  Tender of Shares. Subject to the terms and conditions hereof, the Sellers shall, no later than ten business days after the commencement of the Offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), accept the Offer by tendering (in the manner specified in the Offer to Purchase) all Shares beneficially owned by each Seller and any additional Shares each Seller may acquire beneficial ownership of before the end of such ten business day period (collectively, the "Sellers' Shares"), together with one or more completed and executed Letters of Transmittal (as necessary to effect a valid tender) with respect to Sellers' Shares, to the depositary specified in the Offer. For purposes of this Agreement, such beneficial ownership shall be determined in accordance with Rule 13d-3 under the 1934 Act.

         1.3  Non-Withdrawal. Subject to the terms and conditions hereof, the Sellers irrevocably agree not to withdraw or take any action to withdraw any of the Sellers' Shares tendered pursuant to the Offer, notwithstanding any withdrawal rights the Sellers may have under the terms of the Offer or otherwise, unless this Agreement is terminated in accordance with its terms, prior to the Purchaser accepting for payment and paying for the Sellers Shares pursuant to the Offer.

2.
Representations and Warranties.

         2.1  Representation and Warranties of the Sellers. Each Seller hereby represents and warrants to the Purchaser that:

          (a)   Such Seller has all requisite power and authority to enter into and perform this Agreement;

          (b)   This Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general application limiting the enforcement of creditors' rights generally and to general principles of equity; and

          (c)   As of the date hereof, each Seller beneficially owns the Shares shown across from its name on Schedule 1 hereto.

         2.2  Representations and Warranties of the Purchaser. The Purchaser hereby represents to the Sellers that:

          (a)   The Purchaser has all requisite power and authority to enter into and perform this Agreement;

          (b)   This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to general principles of equity; and

          (c)   The Purchaser is a Delaware corporation controlled by The Lawrence Weissberg Revocable Living Trust.

3.
Termination.

         3.1  Termination by the Sellers. The Sellers may, without prejudice to any other rights, terminate their obligations under this Agreement by notice to the Purchaser if (i) the Purchaser has not accepted for payment and paid for the Sellers' Shares pursuant to the Offer by December 31, 2004, (ii) the Offer Price is reduced, (iii) the Purchaser terminates the Offer in accordance with the Offer to Purchase, (iv) the Offer expires without the Purchaser purchasing all of the Sellers' Shares or (v) there is an addition (through an amendment to an existing condition or the addition of a condition) of a material pre-condition to Purchaser's obligation to accept Shares for payment under the Offer at any time after the Offer has been commenced.

         3.2  Termination by the Purchaser. The Purchaser may, without prejudice to any other rights, terminate its obligations under this Agreement by notice to Seller if (i) there is a material breach of this Agreement by any Seller, (ii) the Purchaser terminates the Offer in accordance with the Offer to Purchase or (iii) the Offer expires without the Purchaser purchasing the Sellers' Shares.

4.
General.

         4.1  Expenses. The Purchaser and the Sellers shall pay their own legal, financial advisory and other costs and expenses incurred in connection with this Agreement and the Offer.

         4.2  Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other parties, which consent will not be unreasonably withheld.

         4.3  Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect thereto.

         4.4  Notices. All notices or other communications which are required or permitted hereunder shall be communicated and in writing to the addresses set out below or if sent by facsimile to:

  For the Purchaser:

  Dover Acquisition Corp.
  c/o Dover Investments Corporation
  100 Spear Street, Suite 520
  San Francisco, CA 94105
  Attn: Frederick M. Weisberg
  Fax: (415) 777-0960

  With a copy to:

  Orrick, Herrington & Sutcliffe LLP
  The Orrick Building
  405 Howard Street
  San Francisco, CA 94105
  Attn: Richard V. Smith
  Fax: (415) 773-5759

  For Seller:

  Leeward Capital, L.P.
  1139 San Carlos Avenue, Suite 302
  San Carlos, CA 94070
  Attn: Eric P. Von der Porten
  Fax: (650) 592-2187

  With a copy to:

  Gray Cary Ware & Freidenrich LLP
  2000 University Avenue
  East Palo Alto, CA 94303
  Attn: Henry Lesser
  Fax: (650) 833-2001

         4.5  Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement. Executed counterparts of this Agreement may be delivered by facsimile transmission or other electronic means, and any counterpart so delivered shall constitute an original for all purposes and in all respects. Any person who delivers a counterpart by facsimile transmission or other electronic means shall deliver an original signature to the other party hereto for receipt by the second business day following the signature; provided, however, that the failure of such party to so deliver an original signature page shall not render this Agreement void or voidable.

         4.6  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         4.7  Specific Performance. Each Seller acknowledges and agrees that in the event of any breach of Sections 1.2 and 1.3 of this Agreement by such Seller, the Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Sellers will waive, in any action for specific performance, the defense of adequacy of a remedy at law and the Purchaser shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of Sections 1.2 or 1.3 of this Agreement, as the case may be, in any action instituted by it in a court of competent jurisdiction.

        IN WITNESS WHEREOF, the Sellers and the Purchaser have executed and delivered this Agreement as of the date first written above.

SELLER
LEEWARD CAPITAL, L.P., a California limited partnership		DOVER ACQUISITION CORP.
By: LEEWARD INVESTMENTS, LLC, a California limited liability company, its General Partner		By:	/s/ FREDERICK M. WEISSBERG Frederick M. Weissberg President
By:	/s/ ERIC VON DER PORTEN Eric Von der Porten Manager
LEEWARD INVESTMENTS, LLC, a California limited liability company
By:	/s/ ERIC VON DER PORTEN Eric Von der Porten Manager
/s/ ERIC VON DER PORTEN Eric Von der Porten

SCHEDULE 1

SELLER SHARE OWNERSHIP

Name	Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned
Leeward Capital, L.P.	105,210	750
Leeward Investments, LLC	105,210	750
Eric Von der Porten	105,210	750

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AGREEMENT